Exhibit 99.1

scPharmaceuticals Inc. Reports Fourth Quarter and Full-Year 2022

Financial Results and Provides Business Update

Announced launch and commercial availability of FUROSCIX® (furosemide injection), the first and only self-administered, subcutaneous loop diuretic for the at-home treatment of congestion in chronic heart failure

Ended Q4 with cash, cash equivalents, restricted cash and investments of $118.4M

Company to host investor conference call and webcast today, Wednesday, March 22, at 4:30pm ET

BURLINGTON, Mass., March 22, 2023 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the fourth quarter and full-year ended December 31, 2022 and provided a business update.

Business Update

•

Commenced launch and commercial availability of FUROSCIX (furosemide injection), the first and only self-administered, subcutaneous loop diuretic for the at-home treatment of congestion in chronic heart failure, on February 20, 2023. FUROSCIX® is indicated for the treatment of congestion due to fluid overload in adult patients with New York Heart Association (NYHA) Class II and Class III chronic heart failure. FUROSCIX is not indicated for use in emergency situations or in patients with acute pulmonary edema. The On-Body Infusor will deliver only an 80-mg dose of FUROSCIX.

•	Further strengthened balance sheet through $50 million underwritten offering of common stock in November 2022.

•

Entered into $100 million secured debt financing agreement with funds managed by Oaktree Capital Management in October 2022. The Company used a portion of the proceeds to prepay all outstanding loans under its existing credit facility and intends to use the remaining available funds, together with cash on-hand, to support its commercialization efforts for FUROSCIX and other working capital and general corporate purposes.

•	Continued to advance discussions with Medicare Part D payers to secure formulary coverage for FUROSCIX.

•	Announced appointment of Rachael Nokes as Chief Financial Officer. Ms. Nokes previously served as the Company’s Senior Vice President of Finance.

•	Presenting data from the FREEDOM-HF and AT HOME Pilot Studies at the Technology and Heart Failure Therapeutics Conference, March 20 – 22, 2023:

•	Poster: Timeframe of Heart Failure Symptom Improvement After Subcutaneous Furosemide

•	Oral Presentation: Avoiding Treatment in Hospital With Furoscix To Manage Congestion At Home

•	Oral Presentation: Exercise Capacity and Health-Related Quality of Life with Furoscix

•	Ended the fourth quarter with cash, cash equivalents, restricted cash and investments of $118.4 million.

“While it has only been a few weeks since the launch and commercial availability of FUROSCIX, interest among patients, providers, and payers is strong, reflecting the important role that FUROSCIX can play in the heart failure treatment paradigm, either pre-hospital admission or post-discharge,” said John Tucker, President and Chief Executive Officer of scPharmaceuticals. “We believe FUROSCIX is a true game changer, as it allows patients to access IV-equivalent furosemide, based on similar systemic exposure and diuresis, in the comfort of their own homes. We believe we have a strong balance sheet and a world class commercial team, and I am confident that we will quickly get FUROSCIX to the many heart failure patients who stand to benefit from it.”

“In parallel, our discussions with payers are ongoing, and we continue to work tirelessly to achieve the broadest, most affordable patient access to this important new heart failure treatment alternative,” Mr. Tucker concluded.

Fourth Quarter and Full-Year 2022 Financial Results and Financial Guidance

scPharmaceuticals ended the fourth quarter 2022 with $118.4 million in cash, cash equivalents, restricted cash and investments, compared to $75.5 million as of December 31, 2021.

scPharmaceuticals reported a net loss of $9.2 million for the fourth quarter of 2022, compared to $7.3 million for the fourth quarter of 2021.

Research and development expenses were $2.3 million for the fourth quarter of 2022, compared to $4.5 million for the fourth quarter of 2021. The decrease in research and development expenses for the quarter ended December 31, 2022 was primarily due to a decrease in clinical study activities, device development costs and regulatory consulting.

General and administrative expenses were $7.2 million for the fourth quarter of 2022, compared to $2.2 million for the fourth quarter of 2021. The increase in general and administrative expenses for the quarter ended December 31, 2022 was primarily due to an increase in employee related costs, commercial preparations and legal costs.

scPharmaceuticals reported a net loss of $36.8 million for the year ended December 31, 2022, compared to $28.0 million for the year ended December 31, 2021. The reported full-year net loss was below the Company’s guidance range of $38 to $41 million.

Research and development expenses were $15.5 million for the year ended December 31, 2022, compared to $16.0 million for the year ended December 31, 2021. The decrease in research and development expenses for the year ended December 31, 2022 was primarily due to a decrease in clinical and medical affairs contract services, quality and regulatory consulting and device development costs, offset by an increase in pharmaceutical development and employee related costs.

General and administrative expenses were $20.6 million for the year ended December 31, 2022, compared to $9.8 million for the year ended December 31, 2021. The increase was primarily due to an increase in employee related costs and commercial preparation costs.

Based on its current operating plan, the Company expects its operating costs to increase in 2023 as it supports the launch of FUROSCIX, including investments in marketing and a field sales force. As of December 31, 2022, scPharmaceuticals’ total shares outstanding was 34,257,916.

Conference call and webcast information

scPharmaceuticals’ management will host a conference call and webcast to review the Company’s fourth quarter and full-year results today, Wednesday, March 22, at 4:30 p.m. ET. Participants should dial 1-877-407-9208 (domestic) or 1-201-493-6784 (international) with the conference code 13736270.

To access the Call me™ feature, which avoids having to wait for an operator, click here.

A link to the live webcast can be found here.

Following the live webcast, a replay of the event will be archived on scPharmaceuticals’ website for one year.

FUROSCIX® (furosemide injection) 80 mg/10mL for subcutaneous use

FUROSCIX® is indicated for the treatment of congestion due to fluid overload in adult patients with New York Heart Association (NYHA) Class II and Class III chronic heart failure.

FUROSCIX is not indicated for use in emergency situations or in patients with acute pulmonary edema. The On-Body Infusor will deliver only an 80-mg dose of FUROSCIX.

IMPORTANT SAFETY INFORMATION

FUROSCIX is contraindicated in patients with anuria, patients with a history of hypersensitivity to furosemide or medical adhesives and in patients with hepatic cirrhosis or ascites.

Furosemide may cause fluid, electrolyte, and metabolic abnormalities, particularly in patients receiving higher doses, patients with inadequate oral electrolyte intake, and in elderly patients. Serum electrolytes, CO2, BUN, creatinine, glucose, and uric acid should be monitored frequently during furosemide therapy.

Excessive diuresis may cause dehydration and blood volume reduction with circulatory collapse and possibly vascular thrombosis and embolism, particularly in elderly patients.

In patients with hepatic cirrhosis and ascites, sudden alterations of fluid and electrolyte balance may precipitate hepatic encephalopathy and coma. Treatment in such patients is best initiated in the hospital.

Furosemide can cause dehydration and azotemia. If increasing azotemia and oliguria occur during treatment of severe progressive renal disease, furosemide should be discontinued.

Cases of tinnitus and reversible or irreversible hearing impairment and deafness have been reported with furosemide. Reports usually indicate that furosemide ototoxicity is associated with rapid injection, severe renal impairment, the use of higher than recommended doses, hypoproteinemia or concomitant therapy with aminoglycoside antibiotics, ethacrynic acid, or other ototoxic drugs.

In patients with severe symptoms of urinary retention (because of bladder emptying disorders, prostatic hyperplasia, urethral narrowing), the administration of furosemide can cause acute urinary retention related to increased production and retention of urine. These patients require careful monitoring, especially during the initial stages of treatment.

The most common adverse reactions with FUROSCIX administration in clinical trials were site and skin reactions including erythema, bruising, edema, and injection site pain.

For more details, please read the full Prescribing Information at FUROSCIX.com/prescribing-information.pdf and Instructions for Use at FUROSCIX.com/instructions-for-use.pdf.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the potential market impact and benefits of FUROSCIX and the success of the commercialization of FUROSCIX, the expected use of proceeds from the debt financing, the ability to secure formulary coverage for FUROSCIX, the expectation for the Company’s operating costs to increase in 2023, and participation in upcoming events and presentations. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of any unforeseen delays or setbacks in the commercialization of FUROSCIX, the risk of the ability of the FUROSCIX On-Body Infusor to appropriately deliver therapy, the receipt of regulatory approval for any of our product candidates or, if approved, the successful commercialization of such products, risks related to manufacturing and quality assurances processes, and the risk that global economic factors and uncertainties, including as a result of the COVID-19 pandemic, will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Taudvin

scPharmaceuticals Inc., 781-301-6706

ktaudvin@scpharma.com

Investors:

PJ Kelleher

LifeSci Advisors, 617-430-7578

pkelleher@lifesciadvisors.com

scPharmaceuticals Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	THREE MONTHS ENDED DECEMBER 31 ,		YEAR ENDED DECEMBER 31,
	2021	2022	2021	2022
Operating expenses:
Research and development	$4,530	$2,326	$16,039	$15,533
General and administrative	2,191	7,176	9,784	20,624

Total operating expenses	6,721	9,502	25,823	36,157

Loss from operations	(6,721)	(9,502)	(25,823)	(36,157)
Other income	17	1,363	315	1,418
Interest income	7	850	49	1,203
Interest expense	(621)	(1,959)	(2,575)	(3,302)

Net loss	$(7,318)	$(9,248)	$(28,034)	$(36,838)

Net loss per share, basic and diluted	$(0.27)	$(0.30)	$(1.02)	$(1.30)

Weighted - average common shares outstanding, basic and diluted	27,359,001	31,253,909	27,351,730	28,358,502

scPharmaceuticals Inc.

Consolidated Balance Sheet Data

(in thousands)

	AS OF DECEMBER 31,
	2021	2022
Cash, cash equivalents, restricted cash and investments	$75,460	$118,368
Working capital	63,429	115,892
Total assets	79,037	124,195
Term loan	17,159	36,794
Accumulated deficit	(189,698)	(226,536)
Total stockholders’ equity	56,470	72,433